Exhibit 99.1

Trex Company Reports Third Quarter 2016 Results

-- Strong Revenue Growth and Ongoing Operating Efficiencies Drive Record Year-to-Date Profitability --

Third Quarter Highlights

  13% Sales Growth Led by Strong Volume Gains
  Reported Gross Margin Expanded 460 bps
  GAAP EPS up 92%

Year-to-Date Highlights

  YTD Operating Cash Flow at $82 Million, up from $12 million in 2015
  Gross Profit increased 21%, driven by volume increases and manufacturing efficiencies
  Reported Gross Margin Expanded 380bps

WINCHESTER, Va.--(BUSINESS WIRE)--November 7, 2016--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, today reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Results

Net sales for the third quarter of 2016 were $106.2 million, 13% above the $94 million reported last year. Net income for the third quarter 2016 was $6.9 million, or $0.23 per diluted share, up 84% and 92%, respectively. Excluding a non-cash warranty reserve charge related to legacy products of $9.8 million, earnings were $0.45 per diluted share up 96% from the adjusted 2015 third quarter, which excludes a $5.4 million reserve charge related to legacy products. Gross margin was 28.2%, 460 basis points ahead of the prior year; adjusted for legacy warranty reserve charge gross margin was 37.5%, an 820 basis point expansion.

“Demand for Trex products continues to grow and resulted in significant revenue gains in the third quarter that substantially outpaced the sector,” said James E. Cline, President and Chief Executive Officer. “We posted strong, double-digit revenue growth for the period, reflecting the appeal of our high aesthetic, top performing product offerings and the success of Trex’s brand strategy with consumers and the trade.

“In addition to increased sales, we are producing substantial operating leverage, driving higher profitability levels through greater capacity utilization, lower raw material costs and our ongoing initiatives to reduce manufacturing costs.”

Nine Month 2016 Results

Year-to-date net sales totaled $384.3 million, 9% above the $351.6 million reported for the comparable period in 2015. The Company reported net income of $53.6 million, or $1.81 per diluted share, for the first nine months of 2016, up 34% and 45%, respectively. Exclusive of legacy warranty reserve charges, earnings for the first nine months in 2016 were $2.03 per diluted share, up 49% compared to same period in the prior year. Reported gross margin was 38.8%, 380 basis points greater than the 35.0% reported for the same period in 2015; adjusted for the reserve charges, gross margin was 41.3%, a 480 basis point expansion.

“2016 has been a pivotal year for Trex. We continue to gain market share, while at the same time, we are executing on our strategic cost-saving projects, driving increases in revenues, profitability, and cash flow.”

Summary and Outlook

“Our year-to-date results affirm Trex as the recognized market leader in the growing industry. Our commitment to producing high-performance products at competitive price points, coupled with the benefits of our recycled-content business model and investments in fast-return cost reduction projects, have driven excellent results across key financial and operating metrics in 2016 and positioned us for continued growth for the remainder of 2016 and into 2017.

“We expect fourth quarter 2016 revenues to be approximately $93 million, representing a 4% increase over the record $89 million reported in last year’s strong, weather-driven, fourth quarter, which was 20% above the 2014 level. Gross margin comparisons will continue to benefit from low raw material costs, higher capacity utilization and cost savings initiatives. We have increased our guidance for 2016 incremental margin to 95% for the year from our previous guidance of 80%. In addition, we are revising our 2016 capital expenditures range to $15-$18 million, down from the $20-$25 million provided earlier this year. Finally, we now estimate our average year-end 2016 tax rate to be approximately 34%.

“Looking ahead to 2017, we are confident that all of the elements are in place for continued revenue growth and operating leverage. Trex’s analytics-based marketing and advertising campaigns are driving important market share advancements. In 2017, we expect to see the early benefits of our strategy to capture additional share from the large wood market. At the same time, we have recently launched new on-line tools and resources to help homeowners visualize and design their own outdoor spaces, and we continue to invest in new product development as well as considering potential acquisitions that would complement our existing portfolio,” Mr. Cline concluded.

Third Quarter 2016 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third quarter 2016 results and other corporate matters on Tuesday, November 8th, 2016 at 8:00 a.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at http://investor.trex.com/phoenix.zhtml?c=86979&p=irol-irhome. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$106,168	$94,023	$384,294	$351,602

Cost of sales	76,223	71,880	235,312	228,688

Gross profit	29,945	22,143	148,982	122,914

Selling, general and administrative expenses	19,379	15,698	64,786	58,763

Income from operations	10,566	6,445	84,196	64,151

Interest expense, net	77	157	1,108	482

Income before income taxes	10,489	6,288	83,088	63,669

Provision for income taxes	3,591	2,544	29,510	23,657

Net income	$6,898	$3,744	$53,578	$40,012

Basic earnings per common share	$0.24	$0.12	$1.82	$1.27

Basic weighted average common shares outstanding	29,295,284	31,227,643	29,419,958	31,547,212

Diluted earnings per common share	$0.23	$0.12	$1.81	$1.25

Diluted weighted average common shares outstanding	29,457,653	31,537,010	29,581,578	31,923,255

Comprehensive income	$6,898	$3,744	$53,578	$40,012

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2016	2015
ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$22,937	$5,995
Accounts receivable, net	45,806	47,386
Inventories	16,507	23,104
Prepaid expenses and other assets	4,901	13,409
Deferred income taxes	9,136	9,136
Total current assets	99,287	99,030
Property, plant and equipment, net	98,836	100,924
Goodwill and other intangibles	10,523	10,526
Other assets	2,005	1,518
Total assets	$210,651	$211,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$10,974	$17,733
Accrued expenses and other liabilities	31,654	28,891
Accrued warranty	6,300	6,825
Line of credit	—	7,000
Total current liabilities	48,928	60,449
Deferred income taxes	4,597	4,597
Non-current accrued warranty	32,908	26,698
Other long-term liabilities	3,699	3,791
Total liabilities	90,132	95,535
Stockholders’ equity:

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,888,110 and 34,819,259 shares issued and 29,394,429 and 30,904,530 shares outstanding at September 30, 2016 and December 31, 2015, respectively	349	348
Additional paid-in capital	120,710	116,947
Retained earnings	172,973	119,395
Treasury stock, at cost, 5,493,681 and 3,914,729 shares at September 30, 2016 and December 31, 2015, respectively	(173,513)	(120,227)
Total stockholders’ equity	120,519	116,463
Total liabilities and stockholders’ equity	$210,651	$211,998

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015

Operating Activities
Net income	$53,578	$40,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,893	10,920
Deferred income taxes	-	(589)
Stock-based compensation	3,806	4,021
Gain on disposal of property, plant and equipment	(189)	168
Excess tax benefits from stock compensation	(1,699)	(2,437)
Other non-cash adjustments	(287)	(269)
Changes in operating assets and liabilities:
Accounts receivable	1,580	(44,005)
Inventories	6,597	6,792
Prepaid expenses and other assets	(771)	(310)
Accounts payable	(6,759)	(9,904)
Accrued expenses and other liabilities	5,005	3,626
Income taxes receivable/payable	10,126	4,126

Net cash provided by operating activities	81,880	12,151

Investing Activities
Expenditures for property, plant and equipment	(8,534)	(18,279)
Proceeds from sales of property, plant and equipment	4,349	35
Purchase of acquired company, net of cash acquired	—	(32)

Net cash used in investing activities	(4,185)	(18,276)

Financing Activities
Borrowings under line of credit	242,700	199,000
Principal payments under line of credit	(249,700)	(150,500)
Repurchases of common stock	(55,185)	(52,081)
Financing costs	(485)	—
Proceeds from employee stock purchase and option plans	218	257
Excess tax benefits from stock compensation	1,699	2,437

Net cash used in financing activities	(60,753)	(887)

Net increase (decrease) in cash and cash equivalents	16,942	(7,012)
Cash and cash equivalents at beginning of period	5,995	9,544

Cash and cash equivalents at end of period	$22,937	$2,532

Supplemental Disclosure:
Cash paid for interest	$849	$390
Cash paid for income taxes, net	$19,435	$20,164

CONTACT:
Trex Company, Inc.
Bryan Fairbanks
VP & CFO
540-542-6300
or
MBS Value Partners
Lynn Morgen/Viktoriia Nakhla
212-750-5800